PROSPECTUS Dated November 10, 2004                 Pricing Supplement No. 13 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-117752
Dated November 11, 2004                                 Dated November 29, 2004
                                                                 Rule 424(b)(3)

                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES G
                  Euro Fixed Rate Senior Bearer Notes Due 2011

                             --------------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G (Euro Fixed Rate Senior Bearer Notes Due 2011) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     This pricing supplement comprises the details required for the notes described herein to be admitted to the Official List of the UK Listing Authority and admitted to trading by the London Stock Exchange plc pursuant to the admission to listing and trading of the U.S. $25,452,274,000 Program for the Issuance of Global Medium-Term Notes, Series G of Morgan Stanley described in the Offering Circular dated November 11, 2004. Morgan Stanley accepts responsibility for the information contained in this pricing supplement, which, when read together with the Offering Circular referred to above, contains all information that is material in the context of the issue of the notes.

     This document constitutes the pricing supplement relating to the issue of notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular referred to above. This pricing supplement is supplemental to and must be read in conjunction with such Offering Circular.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:            (Euro)60,000,000

Maturity Date:               January 4, 2011

Settlement Date
 (Original Issue Date):      December 2, 2004

Interest Accrual Date:       December 2, 2004

Issue Price:                 98.70%

Agents' Discounts and
  Commissions:               .30%

Specified Currency:          Euro

Redemption Percentage
  at Maturity:               100%

Initial Redemption
  Percentage:                N/A

Annual Redemption
  Percentage Reduction:      N/A

Optional Repayment
  Date(s):                   N/A

Maximum Interest Rate:       N/A

Minimum Interest Rate:       N/A

Interest Rate:               3.40% per annum

Interest Payment Dates:      Each January 4, commencing January 4, 2005;
                             provided that if any such day (including the maturity date) is not a business day, that interest payment will be made on the next succeeding business day; provided further that no adjustment will be made to any interest payment made on that succeeding business day.

Interest Payment Period:     Annual

Denominations:               Euro 1,000

Business Day:                New York, London and TARGET

Common Code:                 020738952

ISIN:                        XS0207389528

Other Provisions:            None


     Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY